Exhibit 99.1





                                  PRESS RELEASE

                                  April 8, 2002



INDIAN RIVER BANKING COMPANY
For Immediate Release
Contact:  Andy Beindorf (772) 563-2329

Indian River Banking Company is pleased to announce record earnings for the three months ending March 31, 2002. First quarter after tax earnings were $1.02 million before security transactions compared to $745 thousand for the same period in 2001, an increase of 37%. Including gains and losses on the sale of securities, the company earned $1.45 million in the first three months of 2002, an increase of 95%. Earnings per share for the first quarter of 2002 were $0.75 compared to $0.38 in the first quarter of 2001 (adjusted for a 10% stock dividend paid in January 2002).

Indian River National Bank, a subsidiary of Indian River Banking Company, had total assets at March 31, 2002 of $411.8 million compared to $339.4 million at March 31, 2001, an increase of 21%. Indian River National Bank's total shareholders' equity at March 31, 2002 was $27.2 million compared to $24.3 million at March 31, 2001.

For further information you may access our website at WWW.IRNB.COM